As filed with the Securities and Exchange Commission on November 19, 2007
     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

HeartWare Limited
(Exact name of registrant as specified in its charter)

State of Victoria, Australia	98-0498958

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Level 57, MLC Centre
19-29 Martin Place
Sydney NSW 2000
Australia
+61 2 9238 2064
(Address, including zip code,
of registrant’s principal executive offices)

HeartWare Limited Performance Rights Plan
(Full title of the plan)

Douglas Godshall
Chief Executive Officer
205 Newbury Street
Framingham, Massachusetts 01701
(508) 739 0950

(Name, address and telephone number,
including area code, of agent for service of process)

Copy to:
Marjorie Sybul Adams, Esq.
DLA Piper US LLP
1251 Avenue of the Americas
New York, New York 10020
Telephone: (212) 335-4517

CALCULATION OF REGISTRATION FEE

	Amount to	Proposed maximum	Proposed maximum
Title of securities to be registered	be registered	offering price per share(1)	aggregate offering price(1)	Amount of registration fee
Ordinary Shares, no par value	3,500,000	$0.649	$2,271,500	$69.74

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based upon the average of the bid and offer prices of the registrant’s Ordinary Shares traded on the Australian Securities Exchange on November 14, 2007, which average has been converted into U.S. dollars based on the prevailing exchange rate on November 14, 2007 for the purposes of calculating the registration fee.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by HeartWare Limited (the “Company”), are incorporated by reference in this Registration Statement, as of their respective dates:
(a)	the Company’s Registration Statement on Form 10 (file no. 000-52595), as amended;

(b)	the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2007 and September 30, 2007;

(c)	the Company’s Current Reports on Form 8-K filed on July 20, 2007 and July 27, 2007; and

(d)	the description of the Company’s Ordinary Shares, no par value, as contained in Item 11 of the Company’s Registration Statement on Form 10 (file no. 000-52595), including any amendment or report filed for the purpose of updating such description filed for the purpose of updating such description.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Under Australian law, we may not exempt a director from liability to the Company incurred in his or her capacity as a director. Further, we may not indemnify a director or officer against a liability owed to the Company or certain related entities. We are also not permitted to indemnify a director or officer against the cost of legal proceedings where such proceedings result in them being found to have a liability to the Company or certain related entities.
     However, under Australian law, we may indemnify a director or officer against a liability owed to someone other than the Company or certain related entities (and also the cost of any related legal proceedings), provided the liability does not arise out of conduct involving a lack of good faith and is not a penalty or compensation order made under the Australian Corporations Act 2001.
     Accordingly, we may indemnify each officer, director and company secretary out of the assets of the Company against any liability incurred or to be incurred by the officer, director or secretary in or arising out of the discharge of their duties. We may pay the insurance premium for an officer, director or company secretary in respect of a contract of insurance in relation to liability incurred by the officer, director or secretary arising out of the activities of the Company and their proper performance of any duty.
     We have entered into a Deed of Indemnity, Access and Insurance pursuant to which each of the officers, directors and the company secretary are entitled, to the extent permitted by Australian law, to the benefit of certain indemnities from the Company. In addition, these persons have certain rights of access to our books and records.
     We have also paid premiums to insure each of the directors and officers against all liabilities for costs and expenses incurred by them in defending any legal proceedings arising out of their conduct while acting in the capacity of director of the Company, other than conduct involving a willful breach of duty in relation to the Company.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description
3.1	Constitution (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10 (file no. 000-52595)).

5.1	Opinion of DLA Phillips Fox.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of DLA Phillips Fox (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney.

99.1	HeartWare Limited Performance Rights Plan

Item 9. Undertakings.
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in State of Victoria, Australia, on November 19, 2007.

HeartWare Limited
By	/s/ Douglas Godshall
Douglas Godshall, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Douglas Godshall Douglas Godshall	Chief Executive Officer and Director (principal executive officer)	November 19, 2007
/s/ David McIntyre David McIntyre	Chief Financial Officer (principal financial and accounting officer)	November 19, 2007
/s/ Robert Thomas Robert Thomas	Chairman and Director	November 19, 2007
/s/ Dr. Seth Harrison Dr. Seth Harrison	Director	November 19, 2007
/s/ Dr. Christine Bennett Dr. Christine Bennett	Director	November 19, 2007
/s/ Dr. Denis Wade Dr. Denis Wade, AM	Director	November 19, 2007
/s/ Robert Stockman Robert Stockman	Director	November 19, 2007